Company has record year-to-date net income

USPB Announces
Third Quarter Results

U.S. Premium Beef, LLC (USPB) recorded its second highest third quarter net income during the thirteen weeks ending May 30, 2009. For the quarter, USPB recorded net income of $27.7 million, or $37.66 per set of linked units (one Class A and one Class B unit), compared to net income of $39.3 million, or $53.42 per set of linked units, for the same period in the prior year.

“The decrease from the prior year is reflective of weaker demand for beef products and the fact that last fiscal year’s third quarter included an extra week of operating results,” CEO Steve Hunt explained in announcing the results. In the year-to-date period, the company’s net sales

Year-to-date, USPB has realized record net income of $55.9 million, or $75.98 per set of linked units.

and cost of sales decreased as compared to those of the prior year primarily due to a decrease in the average volume of cattle processed per week.

Net sales and cost of sales were also lower as a result of the extra week of operating results included in the prior year period. Although net sales and costs of sales were down, margins were strong resulting in a record year-to-date net income,” Hunt noted. “During the first three quarters of fiscal year 2009, USPB had net income of $55.9 million, or $75.98 per set of linked units, compared to net income of $18.0 million, or $24.50 per set of linked units, for the year-to-date period in the prior fiscal year.”

Domestic and global economic conditions continue to dominate the cattle and beef market outlook. “Economic pressure in the cattle production sector has resulted in reduced cattle placements,” he added.

“We anticipate adequate summer fed cattle supplies but we expect to have smaller fall fed cattle numbers which could lead to higher cattle and beef prices at a

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Get more value from your individual carcass data

Analyzing Individual Data

By Brian Bertelsen, Director of Field Operations

Individual carcass data offers producers a tremendous opportunity to learn more about how to combine genetics and management to optimize performance of their cowherd.

USPB members have an opportunity to receive more detailed data by marking a “2” in the Individual Carcass Data column on the USPB Showlist Form B. Option “2” provides not only the ear tag, but also the marbling, ribeye and backfat of individual carcasses in addition to the carcass weight, Quality Grade, Yield Grade, carcass price and total value.

While there is no charge to members for this data, USPB does incur a cost for collecting it. We encourage producers who request measured data to fully analyze and use it to help improve cattle performance on USPB’s grids. We can help by delivering the data in a format that will make it easier to analyze. USPB can also provide tools to help with your data analysis.

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Annual Meeting Set For Dec. 9

U.S. Premium Beef’s fiscal year 2009 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton (located at 8801 NW 112th Street) on December 9.

In addition to reports from CEO Steve Hunt on USPB’s fiscal year results, attendees will hear from National Beef President Tim Klein on National Beef’s results.

This year, two positions on USPB’s Board of directors will be up for election. USPB Board Vice-Chairman John Fairleigh, Scott City, KS, and Board Secretary Duane Ramsey, Scott City, KS, currently hold Even Slot positions. John Fairleigh has announced that he will not run for another term. Duane Ramsey will seek reelection for another three year term.

Even Slot unitholders who want information on becoming a candidate for USPB’s Board should contact Nominating Committee Chairwoman Mary Ann Kniebel at 785-349-2821 or the USPB office at 866-877-2525. Applications are due September 10, 2009.

Members wanting to make hotel reservations to attend the annual meeting should call the Hilton at 816-891-8900 and tell them they are with the “U.S. Premium Beef group”. The USPB rate is $99 plus tax per night. w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Analyzing Individual Data...                                continued from page 1

In addition to mailing your data to you as the Detailed Carcass Grade Report or emailing it as an Adobe AcrobatTM PDF file, you can choose to receive individual animal data via email as a Microsoft ExcelTM spreadsheet called “e-data”. You can receive “e-data” files even if you get paper reports by regular mail or pdf files via email. When producers receive individual animal data in an “e-data” spreadsheet it saves a lot of time because there is no need to re-type the data into a computer.

Most producers will visually scan their data and notice the obvious outliers, especially those with the highest or lowest value. However, there’s valuable information from further analysis, and that’s where a computer is a huge asset.

Herd management software programs or companies called ‘data service providers’ can summarize herd data. However, these options can become limited when conducting more in-depth analysis. Spreadsheet software programs like Microsoft ExcelTM can be very valuable because of their flexibility.

USPB also offers a Microsoft ExcelTM spreadsheet analysis tool called Analyzing Individual Data (AID). This spreadsheet is available at no cost and is designed to analyze the individual data that is emailed as “e-data”. You simply “copy” and “paste” the data into the AID spreadsheet to begin building a herd history, group after group.

Analyzing individual carcass data includes three general steps. First, look at the overall herd average. Commercial software and data service providers can do this very well. After you build a history of data, you can track herd performance over years.

A number by itself is limited in value. Benchmarking, or comparing, your herd average to USPB or industry averages for the same period will show how your cattle compare. You will find a USPB Benchmark Performance Data Table for the previous four weeks in each USPB UPDATE. (See page four.) Carcass grading across the industry differs over time due to factors like weather and economics. So tracking a herd’s difference, relative to industry benchmarks, will be even more meaningful.

When analyzing carcass data, it is important to understand the significance of the values. For example, external backfat is the primary factor used to determine Yield Grade (YG). When using the ‘shortcut’ method to determine YG, we first convert the fat thickness to a preliminary YG, or PYG.

Table 1 shows the relationship between fat thickness and PYG. This table tells us that if a YG were determined only by fat thickness, then 0.8 inches of fat would be a YG 4.0. The AID spreadsheet converts backfat thickness to PYG for each animal and summarizes the entire herd or group.

The second step of herd data analysis is to take the raw data further. For example, ribeye area (REA) is limited by itself. But when compared to the hot carcass weight (HCW), it can tell you much more about the muscling of your cattle.

One method is to divide the REA by the HCW and then multiply by 100 to get a ratio of the REA to HCW. Another method is to use the Required Ribeye Area (rREA). This is the

REA that a carcass should have to be “normal”. The AID spreadsheet calculates the comparison of REA to rREA for each animal. Table 2 shows some examples of rREA for different carcass weights.

When determining a Yield Grade, if a carcass has a larger REA than is required, then it will lower the final YG. If it is smaller than required, it will increase the final YG. When using the ‘shortcut method’, the increase or decrease will be one third of the difference. So, for example, if a carcass has a REA that is one square inch too small, then the YG will be increased by one third, or +0.3 3 of a YG.

Some carcasses have a fairly acceptable fat thickness, but become a YG 4 due to lack of muscling. For example, if a carcass had 0.6 inches of external fat, then it would have a PYG of 3.5. Adjusting 0.5 for a REA that is one and one half inches too small would put that carcass at 4.0.

If your herd’s average REA is significantly smaller than the rREA, then the YG of your cattle is being increased because they do not have a large enough REA for their carcass weight. However, cattle are harvested near the end of their muscling growth curve and REA is not increasing much prior to slaughter. But backfat is increasing and as an animal deposits more fat, HCW increases and so does the rREA. So, more external fat makes the REA proportionately smaller to the HCW.

If a pen of cattle was harvested with only 0.2 inches of average backfat, then the REA:rREA will make them look “muscular”. However, if they were fed longer then they would be fatter, with a larger HCW, but the REA would only increase a little. Therefore, the REA:rREA would make them look less “muscular”. So when comparing REA to rREA, we need to take into account how fat the cattle are.

The most important number to analyze is total value per head. However, if you market your calf crop on more than one day, each group will be priced with different grid inputs such as base price and Choice/Select spread. The AID spreadsheet calculates a “standardized carcass value” by re-pricing each carcass on the same grid. You even have the flexibility to change the parameters of the standardized grid. You can choose your own base price, Choice/Select spread or Yield Grade 4 discount, for example.

Selecting for “standardized carcass value” will effectively help increase your gross income. This is an “economically relevant trait” and it is an excellent way to balance different traits like HCW, Quality Grade and Yield Grade. You will be selecting for cattle that will generate more total gross income.

The third step is to expand, or link, the carcass data to any other data that’s available for individuals in the herd. This will differ widely between herds since some producers collect and record more information than others.

Whatever other data you have available, consider tying it to the carcass data for each animal to further expand the analysis. For example: calf date of birth, gender, breed(s) of the calf, dam, age of dam, cow’s body condition, sire or sire group, maternal grand sire (sire of the dam), birth weight, weaning weight, feedlot placement weight, days fed, management group (contemporary group), individual animal health or treatments. Any observations such as frame size, body condition, temperament, etc. can also be valuable. Although you likely will not have all of this recorded, you may have at least some additional data that will help you better analyze your cowherd performance.

This additional information can be added into the AID spreadsheet by inserting additional columns. Then, it allows you to simply sort and summarize everything that is available. For example, you can compare steer versus heifer calves; older versus younger calves, calves from cows of different ages, calves with different breed makeup, etc.

If the individual sire is unknown, then the sire group can be recorded and sires can be grouped into future breeding pastures with similarities such as the same breeder, the same sire (half or full brothers), bulls with different traits (calving ease, higher growth, smaller frame size, more/less maternal traits, more carcass traits (marbling, muscling or external fat)).

This analysis is not only for genetic improvement, but also management. Either by accident or design, some calves in the herd may have been raised differently. Different pastures, creep feed, weaning dates, supplemental feed, implants, health products or backgrounding feedstuffs may have been used. Summarizing the carcass data by these factors can help you understand the carryover effect of the calf’s early management system on the final carcass traits.

Sometimes data analysis will confirm what we think we already know. This can still be valuable if it gives a better understanding of how big the impact is. Then, when making future projections and forecasts, you will better know what numbers to use.

Analysis of herd data is simply a process of sorting and summarizing all of the variables that you have available. Since each ranch records data differently, a spreadsheet provides flexibility.

Spreadsheet software programs are powerful analytical tools. The AID spreadsheet is designed to use some of those features. There are sections to summarize all of the data that not only show the average, but also the minimum and the maximum values and other basic statistics. It is also designed to use ‘data filtering’.

Data filtering provides drop-down menus that allow the user to quickly filter only the data you wish to see. If you have four different tag colors, then data filtering will allow you to show one, several or all of them. Any data that does not match the filter is temporarily hidden.

There is also a separate data summary section for summarizing the filtered data. This allows the user to paste e-data into the AID spreadsheet, then filter the data and see a direct comparison of the filtered data to the overall average, or herd average.

You could also filter data numerically. For example, you might look at the records with HCW from 800-899 pounds, or only the Choice carcasses. When ranch and feedlot data is added, then you can filter by breeds, birth dates, gender, age of dam, and so on simply by clicking the drop-down menu.

Simply sorting one parameter from the largest to the smallest can be a quick way to summarize data. Sorting all carcasses by standardized total carcass value will quickly show you the records that generated the most and the least value.

Filtering and sorting are quick and efficient ways to summarize and analyze herd data. If you would like a free copy of the AID spreadsheet, please call 866-877-2525 or send an email to Brian.Bertelsen@uspb.com.w

Choice/Select Spread Drops

USDA’s Choice/Select spread has narrowed during the last two weeks reflecting the current supply of Choice product relative to consumer demand. Grid premiums derived from Quality Grade have remained strong because USPB cattle continue to grade near historically high levels.w

USPB Offers EID Rebate

USPB continues to offer its members an electronic identification (EID) tag rebate. Members who market cattle through our company with EID tags of any ISO approved brand and purchased from any supplier are eligible to receive a rebate of $1 per tag. To receive the rebate, members must send their Detailed Carcass Grade report to USPB within 90 days of the date their cattle are delivered.w

USPB Announce Third Quarter Results...         continued from page 1

time many predict continued very cautious consumer spending,” Hunt said. “We don’t know whether the beef industry will be able to pass these higher prices through to the consumer given the current weak status of the U.S. economy and consumers’ available disposable income. The volume of beef exports has seen slight gains led by the weaker U.S. dollar; however, lagging global economic activity has limited the positive responses we historically realize. These factors may negatively impact margins in the future.”w

National Beef Signs Deal

With Hamburger Chain

National Beef Packing Co., LLC, (National Beef) announced that casual-dining chain Cheeburger Cheeburger will offer the company’s Naturewell® Natural Ground Chuck as its exclusive ground beef supply in its 58 restaurants nationwide.

Naturewell® Natural Beef is Angus beef finished with no antibiotics, no added hormones during the last 120 days on feed and a 100 percent vegetarian cornfed diet. It is also produced under National Beef’s WELL InitiativesTM Program, a combination of operational and environmental efforts that aim to protect water, energy, livestock and land resources.w

USPB Grid Results Impressive

USPB cattle delivered during the week ending June 27 averaged $45.47 per head total gross premium. This was the third highest premium in company history. The highest was $57.12 for the week ending October 18, 2003, when we had a record high Choice/Select spread of $30.42 per cwt. By comparison, for the week ending June 27, the spread was $6.46 per cwt.

USPB cattle have graded over 70% Choice and Prime during 37 of the first 43 weeks during fiscal year 2009. In fiscal year 2008, there were only 14 weeks of over 70%. In the previous four fiscal years no weeks averaged that level of grading. During the week of June 13, USPB’s percent YG 4 & 5 carcasses was only 6.59%–the lowest since early in fiscal year 2002.w

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 6/07/09 to 7/04/09
Numbers in Percent	Base Grid
	All	Top 25%
Yield	63.96	64.53
Prime	2.54	3.75
CH & PR	72.07	80.22
CAB	22.87	30.09
BCP	13.69	17.18
Ungraded	1.16	0.61
Hard Bone	0.26	0.00
YG1	9.28	5.43
YG2	40.52	37.02
YG3	42.32	49.43
YG4	7.46	7.83
YG5	0.42	0.28
Light Weight	0.44	0.20
Heavy Weight	1.76	1.72
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$19.48	$29.37
Yield Benefit	$11.56	$20.92
Yield Grade	-$3.04	-$3.53
Out Weight	-$2.82	-$2.54
Steer/Heifer	$1.42	$1.92
ASV	$14.70	$32.39
Natural	$1.21	$1.74
Total Premium	$42.51	$80.27

USPB NON-CONDITIONAL UNIT TRADE REPORT
	FY 2009	June 2009
# Units Traded	16,134	3,600
Avg. Price/Unit	$137.98	$140.00